SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURIIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 30, 2000

REPAP ENTERPRISES INC.
(Exact name of Registrant as Specified in Charter)

CANADA	No. 0-16289	No. 98-0178526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Atlantic Street Stamford, Connecticut		06901
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 964-6160

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

UPM-Kymmene Corporation ("UPM"), a corporation organized under the laws of Finland, and Repap Enterprises Inc. ("Repap") today announced that they have signed a definitive agreement under which UPM will acquire Repap in a transaction to be effected by way of an amalgamation. Pursuant to the agreement, Repap shareholders will receive CAD 0.20 (USD 0.135) per common share, which represents a premium of approximately 100% over the recent trading price of Repap common shares on The Toronto Stock Exchange. The transaction values Repap's equity at approximately CAD 160 million (USD107.7 million), implying a total enterprise value for Repap of approximately CAD 1.4 billion (USD 942 million).

The transaction has been unanimously approved by the boards of directors of both UPM and Repap. In addition, Repap's two largest shareholders, Third Avenue Value Fund and TD Asset Management, have entered into an agreement with UPM that requires them, in the absence of a more favorable transaction, to support the transaction and vote their combined total of approximately 31% of Repap's common shares in favor of approving the transaction.

The transaction requires the approval of 66 2/3% of the votes cast by Repap shareholders. A shareholders' meeting to approve the amalgamation is expected to be held in mid-October. The transaction will close thereafter following receipt of all necessary regulatory approvals. The transaction does not require the approval of UPM shareholders.

Repap has agreed not to solicit competing offers or proposals to the transaction, although it may respond to an unsolicited proposal. Repap may not enter into any agreement with respect to an unsolicited proposal unless it still constitutes a superior proposal to the terms of the transaction after UPM has been given an opportunity to amend the terms of the transaction. Repap will be required to pay a "topping fee" to UPM of CAD 18 million (USD 12 million) if a transaction that is superior to the UPM transaction is consummated.

As a condition to UPM entering into the transaction, Repap has granted UPM an irrevocable option to purchase newly issued common shares of Repap representing approximately 19.9% of the issued and outstanding common shares of Repap. This option may be exercised by UPM if any other proposal to acquire more than 20% of the equity of Repap or Repap New Brunswick Inc., a wholly-owned subsidiary of Repap, is made.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

10.1	Acquisition Agreement, dated as of August 28, 2000, between the Registrant and UPM-Kymmene Corporation.
10.2	Option Agreement, dated as of August 28, 2000, between the Registrant and UPM-Kymmene Corporation.
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPAP ENTERPRISES INC.
Date: August 30, 2000	By: "Terry W. McBride"___
Name: Terry W. McBride Title: VP & General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Sequential Page Number
10.1	Acquisition Agreement, dated as of August 28, 2000, between the Registrant and UPM-Kymmene Corporation
10.2	Option Agreement, dated as of August 28, 2000, between the Registrant and UPM-Kymmene Corporation.
99.1	Press Release